Consent of Independent Registered Public Accounting Firm

The Board of Directors
GenVec, Inc.:

We consent to the use of our reports dated March 16, 2009, with respect to the balance sheets of GenVec, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows  for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
McLean, Virginia
February 11, 2010